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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _______________

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                              HOLLYWOOD PARK, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

          Delaware                            95-3667491
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

            1050 South Prairie Avenue, Inglewood, California  90301
          (Address of principal executive offices)    (Zip code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                   Name of each exchange on which
     to be so registered                   each class is to be registered
     -------------------                   ------------------------------

     Common Stock, par value $.10          New York Stock Exchange


     If this form relates to the registration      If this form relates to the
     of a class of securities pursuant to          registration
     Section 12(b) of the Exchange Act             of a class of securities
     and is effective pursuant to General          pursuant toSection 12(g) of
     Instruction A.(c), check the following        the Exchange Act and is
     box.  [X]                                     effective pursuant to
                                                   General Instruction A.(d),
                                                   check the following box.
                                                   [  ]

Securities Act registration statement file number to
which this form relates: N/A
                        --------------
                        (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None
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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The capital stock of Hollywood Park, Inc., a Delaware corporation (the "Company" or "Registrant"), to be registered on the New York Stock Exchange is the Company's common stock, par value $.10 per share ("Common Stock").

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 250,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

COMMON STOCK

     The holders of the Common Stock are entitled to one vote for each share of the Common Stock on all matters voted on by stockholders of the Company, including elections of directors and, except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of Preferred Stock designated by the Board of Directors from time to time, the holders of the Common Stock are entitled to dividends from the funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of Preferred Stock. All outstanding shares of the Common Stock are validly issued, fully paid and nonassessable. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     The Board of Directors of the Company is authorized to provide for the issuance of up to 250,000 shares of Preferred Stock in one or more series, and to fix, without limitation or restriction, for each unissued series of Preferred Stock such rights, preferences, privileges and restrictions as are stated in a resolution adopted by the Board of Directors providing for the issuance of such series. The Board of Directors is further authorized, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series. Thus, without stockholder approval, the Company could authorize the issuance of Preferred Stock with voting, conversion and other rights that could dilute the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. There are currently no shares of Preferred Stock outstanding.

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ANTITAKEOVER PROVISIONS IN CHARTER AND BY-LAWS

     The Company's Charter and By-Laws, each as amended, contain certain provisions that might have the effect of delaying, deferring or preventing a change in control of the Company in the event of an extraordinary corporate transaction such as a merger, reorganization, tender offer, sale of substantially of the Company's assets or liquidation. Article XII of the Company's Charter provides that the affirmative vote or written consent of the holders of 70% of all outstanding shares of all classes of stock of the Company entitled to vote is required (i) for the adoption of any agreement for the merger of the Company with or into any other corporation or for the consolidation of the Company with any other corporation (ii) to authorize any sale, lease, transfer or exchange of all or substantially all of the assets of the Company to any other person (a corporation, partnership, association or other business entity, trust, estate or individual), (iii) to authorize the dissolution of the Company and (iv) to alter, amend or repeal Article XII.
Article XII of the Charter does not apply to mergers whereby no stockholder vote is necessary for approval under Delaware law.

     The Company's By-Laws provide that (i) no nomination for directors of the Company by any person other than the Company's Board of Directors may be presented at any annual meeting of stockholders unless the person making the nomination is a record stockholder and has delivered a written notice to the secretary of the Company no later than 90 business days in advance of the stockholder meeting or, if later, the seventh day following the first public announcement of the date of such meeting, and (ii) business may be properly brought before any meeting of the stockholders by a stockholder, if the stockholder gives notice thereof in writing (which must contain certain representations and information regarding the stockholder) to the secretary of the Company not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of such meeting.

     Under the Company's By-Laws, the Company's stockholders have no right to request or call a special meeting of stockholders.

GAMING APPROVAL; REDEMPTION OF SHARES

     Article XIV of the Company's Charter provides that so long as the Company engages in, or intends to engage in, the operation of licensed card clubs regulated under the California Gaming Registration Act or any other applicable federal, state or local statutes, ordinances, rules or regulations, all securities of the Company shall be held subject to the provision that if a person's continued ownership or control of securities would cause the Company or any subsidiary thereof to lose, or prevent the reinstatement of, any government-issued franchise or license necessary for the operation of any such licensed card club, such securities shall be redeemable by the Company to the extent necessary to prevent the loss, or to secure the reinstatement of, any government-issued franchise or license held by the Company or any subsidiary thereof, which franchise or license is conditioned upon some or all of the holders of the Company's securities possessing prescribed qualifications. The per share redemption price of such securities

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shall be the closing sales price (or, if no closing sale price exists, the mean of the bid and asked prices on NASDAQ) on the date the notice of redemption is given by the Company.


ITEM 2.   EXHIBITS.

     N/A

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                                   SIGNATURE
                                   ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   HOLLYWOOD PARK, INC.



Date:  November 21, 1997          By: /s/ G. Michael Finnigan
                                     ________________________________
                                      G. Michael Finnigan
                                      Executive Vice President and
                                      Chief Financial Officer

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